Niagen Bioscience, Inc. Reports Third Quarter 2025 Financial Results and Reaffirms Increased Full Year Outlook
Net sales increased 33% to $34.0 million
Gross margin increased 100 bps to 64.5%
Net income of $4.6 million, up $2.7 million from the prior year
Adjusted EBITDA increased by 120% to $6.4 million
Full year 2025 net sales outlook of 25% to 30% year-over-year growth

LOS ANGELES, CA - November 4, 2025 - Niagen Bioscience, Inc. (NASDAQ:NAGE) today announced financial results for the third quarter of 2025.
Third Quarter 2025 Financial Highlights Compared to Prior Year Period
•Total net sales increased 33% to $34.0 million, with Tru Niagen® sales of $26.0 million, up 44%.
•Gross margin increased 100 basis points to 64.5%.
•Sales and marketing expense as a percentage of net sales was 25.8%, an improvement of 170 basis points.
•Net income of $4.6 million or $0.06 earnings per share, up from $1.9 million or $0.02 earnings per share, in the prior year quarter.
•Adjusted EBITDA, a non-GAAP measure, increased 120% to $6.4 million.
•Total cash provided by operations of $12.8 million during the nine months ended September 30, 2025, ending the quarter with $64.3 million in cash.
•Full year 2025 outlook: Reaffirmed net sales growth expected between 25% to 30% (previously between 22% to 27%), driven by strong momentum in Tru Niagen® and Niagen® ingredients. Updated general and administrative and research and development expense outlook.
Recent Operational Highlights
~~•~~In September 2025, the Company launched AboutNAD®, a next-generation digital platform designed to serve as the leading online resource for scientific advancements in NAD+ research and healthy aging. The platform consolidates and curates peer-reviewed literature to make emerging science more accessible to consumers, clinicians, and researchers. This strategic initiative strengthens the Company’s position as the scientific leader in NAD+ biology, enhances brand visibility, and expands digital infrastructure to support future commercialization and partnership opportunities.
•In September 2025, the Company was successful in a National Advertising Division challenge against another entity making false claims about their NAD+ products. The National Advertising Division found no human clinical evidence that the competitor’s products elevate NAD+ levels in the body. The decision indicates the need for competent-and-reliable scientific evidence before advertisers make efficacy claims. This outcome reinforces the importance of rigorous scientific substantiation for claims in the NAD+ market and underscores the Company’s commitment to evidence-based positioning.
•In October 2025, the Company expanded the nationwide distribution network for pharmaceutical-grade Niagen Plus™ IV and injectable therapies to more than 1,000 clinics, including over 50 iCRYO locations. This expansion represents continued progress in scaling the Company’s clinical-grade NAD+ delivery network and broadening access for healthcare providers and wellness clinics offering NAD+-based boosting products for those seeking to improve cellular health and overall well-being.
“We delivered another strong performance with third quarter net sales of $34.0 million, up 33% year-over-year, and $4.6 million in net income,” said Niagen Bioscience CEO, Rob Fried. “Our results reflected the continued execution across the business, with sustained sales growth, margin expansion, and disciplined cost management. The progress across both scientific leadership and commercial reach reinforces our confidence in the long-term fundamentals of our leadership in the NAD+ category.”

Results of operations for the three months ended September 30, 2025 compared to the prior year quarter

Net Sales for Niagen Bioscience increased 33%, or $8.4 million, to $34.0 million. The growth in net sales was primarily driven by growth in Tru Niagen® sales, supported by strong e-commerce channel performance, as well as modest growth in Niagen® ingredient sales reflecting stronger demand for food-grade Niagen®.
Gross Margin improved 100 bps to 64.5% primarily due to changes in product mix, the use of lower-cost inventory purchases, and improvements in labor and overhead utilization rates with higher sales.
Operating Expense increased 21%, or $3.1 million, to $17.7 million reflecting investments for business growth and brand awareness.
•Sales and marketing expense increased $1.7 million and improved by 170 basis points as a percentage of net sales to 25.8% of net sales, reflecting improved sales efficiency and disciplined investment. The increase in expenses primarily reflected higher investments to support brand growth in our consumer products segment.
•General and administrative expense increased $0.8 million, or 13%, primarily driven by higher employee-related expenses, share-based compensation, and professional and consulting fees.
•Research and development expenses increased $0.5 million due to higher professional and consulting fees, employee-related expenses and lab supply purchases.
Net Income was $4.6 million, or $0.06 per share, compared to $1.9 million, or $0.02 per share for the third quarter of 2024.
Adjusted EBITDA, a non-GAAP measure, was $6.4 million, up from $2.9 million for the third quarter of 2024. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net income, the most directly comparable GAAP measure.
Cash Flows from Operating Activities had a net cash inflow of $12.8 million for the nine months ended September 30, 2025 compared to $3.5 million in the prior year. The approximately $9.3 million increase in cash provided by operating activities was primarily driven by improvements in net income, higher collections on trade receivables relative to the increase in trade receivables, higher share-based compensation expense, and an increase in accounts payable compared to a reduction in the prior year period. These increases were partially offset by a decrease in credit loss expense due to a recovery of previously written-off amounts and higher inventory purchases associated with scaling our inventory reserves.

2025 Full Year Outlook

For the full year, the Company reiterated its recently revised top-line guidance of 25% to 30% year-over-year net sales growth (up from 22% to 27% previously), reflecting continued E-Commerce momentum and new B2B partnerships. Gross margin is expected to improve year-over-year from 61.8% in 2024, driven by supply chain optimization, cost savings initiatives, and the benefit from lower-cost inventory sales. Sales and marketing expenses are projected to increase in absolute dollars compared to $29.5 million in 2024, but decrease as a percentage of net sales compared to 29.6% in 2024, reflecting targeted brand investment and greater marketing efficiency.

The Company is revising its outlook for both research and development, and general and administrative expenses. Research and development expenses are now expected to decrease as a percentage of net sales (previously expected to remain stable) compared to 6.0% in 2024, while continuing to increase in absolute dollars, consistent with prior expectations, and driven by project timing and study progress. General and administrative expenses are now expected to increase to approximately $8.0 to $9.0 million (previously $7.0 to $8.0 million) driven by higher share-based compensation, continued investments to support business growth, and the absence of a $3.5 million royalty expense reversal that occurred in 2024.

Investor Conference Call
A live webcast will be held Tuesday, November 4, 2025 at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time) to discuss Niagen Bioscience’s third-quarter financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of Niagen Bioscience’s website at https://investors.niagenbioscience.com. The toll-free dial-in information for this call is 1-888-596-4144 with Conference ID: 8584242.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern Standard Time on November 4, 2025 through 11:59 p.m. Eastern Standard Time on November 11, 2025. The replay of the call can also be accessed by dialing 1-800-770-2030, using the Replay ID: 8584242.
Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from Niagen Bioscience’s Chief Executive Officer, statements related to the Company’s 2025 financial outlook including but not limited to revenue growth, gross margin, expenses, investment plans, and the statements regarding Niagen Plus.
Risks that contribute to the uncertain nature of the forward-looking statements include: inflationary conditions and adverse economic conditions; our history of operating losses; the growth and profitability of our product sales; our ability to maintain and grow sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; including unanticipated developments in and risks related to the Company’s ability to secure adequate quantities of pharmaceutical-grade Niagen in a timely manner; the Company’s ability to obtain appropriate contracts and arrangements with U.S. FDA-registered 503B outsourcing facilities required to compound and distribute pharmaceutical-grade Niagen to clinics; the Company’s ability to remain on the U.S. FDA Bulk Drug Substances Nominated for Use in Compounding Under Section 503B of the Federal Food, Drug, and Cosmetic Act Category 1 list; the Company’s ability to maintain and enforce the Company’s existing intellectual property and obtain new patents; whether the potential benefits of NRC can be further supported; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities, including with respect to products seeking to compete in our market; economic and market instability, including as a result of tariffs or trade conflicts; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and Niagen Bioscience undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About Niagen Bioscience, Inc.:

Niagen Bioscience is a global bioscience company dedicated to healthy aging. The Niagen Bioscience team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. Niagen Bioscience is the innovator behind the NAD+ precursor nicotinamide riboside chloride (“NRC” commonly referred to as “NR”), commercialized as the flagship ingredient Niagen®, available in both food and pharmaceutical grades. Nicotinamide riboside chloride and other NAD+ precursors are protected by Niagen Bioscience’s patent portfolio.

The Company delivers Niagen® as the sole or principal dietary ingredient in its consumer product line Tru Niagen® available at www.TruNiagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies, including food-grade Niagen® and pharmaceutical-grade Niagen®, and supplies these ingredients as raw materials to the manufacturers of consumer products and U.S. FDA-registered 503B outsourcing facilities, respectively. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on X (formerly Twitter) @NiagenBio and Instagram @TruNiagen and @NiagenPlus and subscribe to our latest news via our website accessible at www.NiagenBioscience.com to which Niagen Bioscience regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations
ICR, LLC
Reed Anderson
1 (626) 277-1260
Stephanie Carrington
1 (626) 277-1282
NiagenIR@ICRInc.com

Media Relations
Kendall Knysch
Senior Director of Communications, Public Relations, & Partnerships
+1 (310) 388-6706 Ext. 689
Kendall.Knysch@NiagenBio.com

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(In thousands, except per share data)
Sales, net	$33,986	$25,580	$95,584	$70,472
Cost of sales	12,058	9,340	34,099	27,083
Gross profit	21,928	16,240	61,485	43,389
Operating expenses:
Sales and marketing	8,768	7,044	25,092	20,753
Research and development	1,795	1,290	4,620	4,701
General and administrative	7,129	6,304	19,580	17,320
Total operating expenses	17,692	14,638	49,292	42,774
Operating income	4,236	1,602	12,193	615

Nonoperating income:
Interest income, net	564	276	1,575	756

Income before provision for income taxes	4,800	1,878	13,768	1,371
Provision for income taxes	222	—	518	—
Net income	$4,578	$1,878	$13,250	$1,371

Net income per share attributable to common stockholders:
Basic	$0.06	$0.02	$0.17	$0.02
Diluted	$0.05	$0.02	$0.15	$0.02

Weighted average common shares outstanding:
Basic	79,779	75,972	78,953	75,588
Diluted	86,619	77,768	85,487	76,804

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $152 for both periods presented	$64,290	$44,660
Trade receivables, net of allowances of $137 and $95, respectively	8,506	7,768
Inventories	18,791	9,192
Prepaid expenses and other assets	2,029	2,482
Total current assets	93,616	64,102

Leasehold improvements and equipment, net	1,499	1,719
Intangible assets, net	246	359
Right-of-use assets	2,361	1,730
Other long-term assets	417	368
Total assets	$98,139	$68,278

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$12,742	$8,526
Accrued expenses	8,700	7,817
Current maturities of operating lease obligations	976	982
Current maturities of finance lease obligations	2	12
Customer deposits	292	611
Total current liabilities	22,712	17,948
Deferred revenue	2,674	2,579
Operating lease obligations, less current maturities	2,077	1,657
Total stockholders’ equity	70,676	46,094
Total liabilities and stockholders’ equity	$98,139	$68,278

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(In thousands)	2025	2024
Net cash provided by / (used in):
Operating activities	$12,825	$3,526
Investing activities	(191)	(74)
Financing activities	6,996	1,621
Net increase in cash and cash equivalents	19,630	5,073
Cash and cash equivalents beginning of period	44,660	27,325
Cash and cash equivalents at end of period	$64,290	$32,398

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Adjusted EBITDA
(In thousands)	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024

Net income, as reported	$4,578	$3,609	$5,063	$7,179	$1,878
Adjustments:
Interest income, net	(564)	(552)	(459)	(373)	(276)
Provision for income taxes	222	128	168	305	—
Depreciation	157	158	158	151	164
Amortization of intangibles	38	38	37	38	38
Noncash lease expense	164	159	173	169	164
Share-based compensation	1,756	1,488	1,075	752	735
Severance and restructuring	10	21	4	(4)	185
Reversal of previously accrued royalties and license maintenance fees (1)	—	—	—	(3,521)	—
Recovery of credit losses related to legal settlement (2)	—	—	(1,325)	(1,325)	—
Adjusted EBITDA	$6,361	$5,049	$4,894	$3,371	$2,888
(1) The reversal of previously accrued royalties and license maintenance fees related to a supplemental agreement with Dartmouth, which waived certain obligations under the exclusive license agreements.
(2) The recovery of credit losses relates to the 2024 legal settlement with Elysium Health, LLC, paid in two installments, reversing a bad debt write-off from 2019.

Non-GAAP Financial Information:
To supplement Niagen Bioscience’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. Niagen Bioscience believes the presentation of this non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income before (a) interest, (b) provision for income taxes, (c) depreciation, (d) amortization, (e) non-cash share-based compensation costs, (f) severance and restructuring expense and (g) other infrequent items, including the reversal of previously accrued royalties and license maintenance fees, and the recovery of previously recognized credit losses from a legal settlement. While Niagen Bioscience believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not prepared in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.